                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G



                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               MAII HOLDINGS, INC.
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   55265B 10 9
                                 (CUSIP Number)


                                DECEMBER 31, 2001
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
         [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.




                                Page 1 of 5 Pages


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
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CUSIP NO. 55265B 10 9                                                 13G                                 PAGE 2 OF 5 PAGES
--------------------------------------------------------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         GARY B. HILL
--------------------------------------------------------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
         (a) [ ]
         (b) [ ]

--------------------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY


---------------------------------------------------------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         UNITED STATES
--------------------------------------------------------------------------------------------------------------------------------
                                5     SOLE VOTING POWER
NUMBER OF
SHARES                                265,000
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH:
--------------------------------------------------------------------------------------------------------------------------------
                                6     SHARED VOTING POWER

                                      -0-
--------------------------------------------------------------------------------------------------------------------------------
                                7     SOLE DISPOSITIVE POWER

                                      265,000
--------------------------------------------------------------------------------------------------------------------------------
                                8     SHARED DISPOSITIVE POWER

                                      -0-
--------------------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            265,000
--------------------------------------------------------------------------------------------------------------------------------
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                                        [  ]
--------------------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.8%
--------------------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------------------------------------------------------

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ITEM 1(a)   NAME OF ISSUER.

            The name of the Issuer is MAII Holdings, Inc.

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            The Issuer's principal executive offices are located at 6000 Legacy Drive, 4th Floor, Plano, Texas 75204.

ITEM 2(a)   NAME OF PERSON FILING.

            This statement is being filed on behalf of Gary B. Hill, an individual.

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

            The residence address of Gary B. Hill is 2132 Hickory Hills Road, Florence, Alabama 35630.

ITEM 2(c)   CITIZENSHIP.

            Mr. Hill is a citizen of the United States.

ITEM 2(d)   TITLE OF CLASS OF SECURITIES.

            This statement relates to shares of Common Stock of the Issuer (the "Common Stock").

ITEM 2(e)   CUSIP NUMBER.

            The CUSIP No. for the shares of Common Stock of the Issuer is 55265B 10 9.

ITEM 3      Not Applicable.

ITEM 4      OWNERSHIP.

               (a)  Amount beneficially owned:  265,000
                                                -------
               (b)  Percent of class:  6.8%
                                       ----
               (c)  Number of shares as to which the person has:
                    (i)   Sole power to vote or to direct the vote 265,000
                                                                   -------
                    (ii)  Shared power to vote or to direct the vote -0-
                                                                     ---
                    (iii) Sole power to dispose or to direct the disposition
                          of 265,000
                             -------
                    (iv) Shared power to dispose or to direct the disposition of -0-
                             ---


ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

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ITEM 7      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

            Not applicable.

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9      NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10     CERTIFICATION.

            Not applicable.

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CUSIP No.  55265B 10 9                  13G                   PAGE 5 OF 5 PAGES
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     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




     Date: February 14, 2002



                                             /s/ Gary B. Hill
                                             -----------------------------------
                                             Gary B. Hill